Exhibit 99.1

Virtu Completes Previously Announced Term Loan Repricing

NEW YORK, NY, MARCH 2, 2020 – Virtu Financial, Inc. (NASDAQ: VIRT) (“Virtu” or the “Company”), a leading provider of financial services and products that leverages cutting edge technology to deliver innovative, transparent trading solutions to our clients and liquidity to the global markets, today announced the completion of a repricing transaction of its $1.925 billion senior secured first lien term loan maturing in March 2026 (the “Term Loan”). As previously announced, the repricing amendment reduces the interest rate on the Term Loan by 50 basis points to LIBOR + 300 basis points.

About Virtu Financial, Inc.

Virtu is a leading financial services firm that leverages cutting-edge technology to provide execution services and data, analytics and connectivity products to its clients and deliver liquidity to the global markets. Leveraging its global market making expertise and infrastructure, Virtu provides a robust product suite including offerings in execution, liquidity sourcing, analytics and broker-neutral, multi-dealer platforms in workflow technology.  Virtu’s product offerings allow clients to trade on hundreds of venues across 50+ countries and in multiple asset classes, including global equities, ETFs, foreign exchange, futures, fixed income and myriad other commodities.  In addition, Virtu’s integrated, multi-asset analytics platform provides a range of pre and post-trade services, data products and compliance tools that clients rely upon to invest, trade and manage risk across global markets.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, as well as uncertainties relating to the Term Loan and related contractual arrangements. Forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Contact:

Investor Relations	Media Relations
Deborah Belevan, CPA, IRC	Andrew Smith
investor_relations@virtu.com	media@virtu.com

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